Exhibit 99.1

THE VITA COCO COMPANY REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Second Quarter Net Sales Increased 21% to $140MM; Year-To-Date Net Sales grew 18%

Second Quarter Gross Margin of 37%, an Improvement of Over 1100 Basis Points Over 2022

Company Raises Full Year Net Sales, Gross Margin and Adjusted EBITDA Guidance

NEW YORK, August 2, 2023(GLOBE NEWSWIRE) - - The Vita Coco Company, Inc. (NASDAQ: COCO) (“Vita Coco” or the "Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights Compared to Prior-Year Period

•Net sales grew by 21% to $140 million driven by strong 23% net sales growth and 19% volume growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $51 million, or 37% of net sales, representing a sequential improvement of over 500 basis points from the first quarter of 2023, compared to 25% of net sales in the prior-year period, with the improvement driven by lower year-over-year transportation costs, net sales growth and higher Vita Coco Coconut Water pricing.

•Net income was $18 million, or $0.31 per diluted share, compared to $1 million, or $0.02 per diluted share. Net income benefited from strong net sales growth and gross margin improvement resulting primarily from decreased transportation costs, partially offset by increased investments in sales, general and administrative ("SG&A").

•Non-GAAP Adjusted EBITDA1 was $24 million compared to $7 million, up $17 million due to improvements in gross profit offset by increased SG&A spending.

2023 Year-To-Date Highlights Compared to Prior-Year Period

•Net sales grew 18% to $249 million driven by strong 20% net sales growth and 17% volume growth of Vita Coco Coconut Water which continues to be the largest contributor to growth on a consolidated basis.

•Gross profit was $85 million, or 34% of net sales, an increase of $36 million as compared to 23% of net sales in the prior-year period, with the increase driven primarily by lower year-over-year transportation costs, net sales growth and increased Vita Coco Coconut Water pricing.

•Net income attributable to shareholders was $25 million, or $0.42 per diluted share, compared to $3 million, or $0.06 per diluted share, in the prior-year period with the increase driven by strong net sales growth and gross margin improvement resulting primarily from decreased transportation costs partially offset by increased investments in SG&A.

•Non-GAAP Adjusted EBITDA1 was $33 million, compared to $4 million due to improvements in gross profit partially offset by increased SG&A spending.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and its continued strong performance this year. We have delivered our best quarter ever as our focus on expanding consumption of our brands through increased usage occasions is delivering strong volume performance for our flagship Vita Coco Coconut Water brand, particularly in the Americas. The improved profitability resulting from increased Vita Coco Coconut Water pricing and lower transportation costs has allowed us to increase investments designed to drive long term growth of our brands and improve the capability of our organization. We remain committed to our long-term goals and ambitions to create and maintain category leading brands in the broader, better-for you, functional beverage segment and remain excited about our opportunities."

Martin Roper, the Company’s Chief Executive Officer, said, “We are extremely pleased with this quarter's results with 21% net sales growth and Adjusted EBITDA1 of $24 million. Gross margins for the quarter exceeded our expectations due to accelerated realization of ocean freight cost reductions, and other cost efficiencies throughout our supply chain, and better than expected price realization across our business. We are raising our full year net sales, gross margin and Adjusted EBITDA1 guidance based on the strong second quarter and current cost and pricing environment and improved product mix. We remain focused on investments to support the health of our brands and drive sustainable long term growth."

Second Quarter 2023 Consolidated Results

Net sales increased $24 million, or 21%, to $140 million for the second quarter ended June 30, 2023, compared to $115 million for the second quarter ended June 30, 2022. The increase in net sales was driven by increased case equivalent ("CE") volumes coupled with some benefits from net pricing actions on branded product offset by some lower price realization per CE for private label business.

Reduction of ocean freight rates versus last year and efficiencies in our supply chain network including lower domestic transportation rates, coupled with increased branded pricing and increased sales volumes, improved gross margins and gross profit significantly. Gross profit was $51 million for the second quarter of 2023, which was an increase of $22 million compared to the same prior year period. Gross margin of 37% in the second quarter represented a sequential improvement of over 500 basis points from the first quarter, and an increase of greater than 1100 basis points from 25% in the same prior year period.

SG&A expenses in the second quarter of 2023 were $30 million, compared to $24 million in the same prior year period. The increase was largely due to higher personnel related expenses, investments in increased sales execution and marketing expenses and costs associated with our secondary stock offering completed in May 2023.

Net income was $18 million, or $0.31 per diluted share, for the second quarter of 2023, compared to $1 million, or $0.02 per diluted share in the second quarter of 2022. Net income benefited $4 million from a non-cash mark-to-market gain in fair value on foreign currency hedges of $1 million versus a loss of $3 million last year, which was offset by an increase in tax expense of $4 million.

Adjusted EBITDA1 for the second quarter of 2023 was $24 million, compared to $7 million in the same prior year period. The increase in Adjusted EBITDA1 was primarily driven by strong net sales growth and gross margin improvement resulting primarily from decreased transportation costs, partially offset by increased investments in SG&A.

Balance Sheet

As of June 30, 2023, the Company had cash and cash equivalents of $48 million and no debt under its revolving credit facility, compared to $20 million and no debt, as of December 31, 2022. The increase in net cash was primarily driven by improved net income performance. On June 30, 2023, there were 56,435,690 shares of common stock outstanding.

Fiscal Year 2023 Full Year Outlook

The Company is updating its previously communicated full year 2023 guidance:

•Expect net sales growth of approximately 10-12% compared to fiscal year 2022, based on mid teens Vita Coco Coconut Water growth, partially offset by weakness in private label due to the expected transition of a major private label customer starting in the fourth quarter.
•Expect gross margins for the remainder of 2023 to improve relative to the second quarter. Full year gross margins in the range of 35% to 37% reflecting improved transportation costs and branded pricing, and lower private label mix.
•Forecast Adjusted EBITDA2 in the range of $56-60 million reflecting full year net sales growth and gross margin improvement offset by increased investment in SG&A to support the long term growth of the company.

Management to provide additional details regarding the impact of the expected transition of a major private label customer during the earnings conference call later today.

Footnotes:

(1)Adjusted EBITDA represents earnings before income, taxes, depreciation, and amortization, as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.
(2) GAAP Net Income 2023 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Conference Call and Webcast Details

The Vita Coco Company will host a conference call and webcast at 8:30 a.m. ET today to discuss these results. To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BI27e3f3277a1c478db1a23c40bb470933 and dial-in information will be provided directly to you. A slide presentation to support the webcast, and the live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.

About The Vita Coco Company

The Vita Coco Company was co-founded in 2004 by Chairman Michael Kirban and Ira Liran. Pioneers in the functional beverage category, The Vita Coco Company’s brands include the leading coconut water, Vita Coco; clean energy drink, Runa; sustainable enhanced water, Ever & Ever; and protein-infused water, PWR LIFT. With its ability to harness the power of people and plants, and balance purpose and profit, The Vita Coco Company has created a modern beverage platform built for current and future generations.

The company is a Public Benefit Corporation in Delaware and is a Certified B Corporation.™

Contacts
Investor Relations:

ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures

In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands, except share data)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$47,968	$19,629
Accounts receivable, net of allowance of $3,192 at June 30, 2023, and $2,898 at December 31, 2022	89,588	43,350
Inventory	57,165	84,115
Supplier advances	1,396	1,534
Derivative assets	6,823	3,606
Asset held for sale	503	503
Prepaid expenses and other current assets	20,067	22,181
Total current assets	223,510	174,918
Property and equipment, net	2,223	2,076
Goodwill	7,791	7,791
Supplier advances	3,795	4,360
Deferred tax assets, net	4,259	4,256
Right-of-use assets, net	2,133	2,679
Other assets	1,712	1,677
Total assets	$245,423	$197,757
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	18,555	15,910
Accrued expenses and other current liabilities	51,833	38,342
Notes payable, current	19	23
Derivative liabilities	1,087	71
Total current liabilities	71,494	54,346
Notes payable	18	25
Other long-term liabilities	2,106	2,293
Total liabilities	73,618	56,664

Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 62,641,890 and 62,225,250 shares issued at June 30, 2023 and December 31, 2022, respectively; 56,435,690 and 56,019,050 Shares Outstanding at June 30, 2023 and December 31, 2022, respectively.	626	622
Additional paid-in capital	152,187	145,210
Retained earnings	78,805	55,183
Accumulated other comprehensive loss	(885)	(994)
Treasury stock, 6,206,200 shares at cost as of June 30, 2023, and December 31, 2022.	(58,928)	(58,928)
Total stockholders’ equity attributable to The Vita Coco Company, Inc.	171,805	141,093
Total liabilities and stockholders’ equity	$245,423	$197,757

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$139,645	$115,305	$249,404	$211,753
Cost of goods sold	88,551	86,016	164,649	163,401
Gross profit	51,094	29,289	84,755	48,352
Operating expenses
Selling, general and administrative	30,249	24,257	57,206	49,058
Income (Loss) from operations	20,845	5,032	27,549	(706)
Other income (expense)
Unrealized gain/(loss) on derivative instruments	988	(3,242)	2,201	5,464
Foreign currency gain/(loss)	170	(43)	781	(144)
Interest income	268	3	281	10
Interest expense	(15)	(56)	(30)	(83)
Total other income (expense)	1,411	(3,338)	3,233	5,247
Income before income taxes	22,256	1,694	30,782	4,541
Income tax expense	(4,269)	(555)	(6,090)	(1,175)
Net income	$17,987	$1,139	$24,692	$3,366
Net income per common share
Basic	$0.32	$0.02	$0.44	$0.06
Diluted	$0.31	$0.02	$0.42	$0.06
Weighted-average number of common shares outstanding
Basic	56,325,013	55,626,861	56,186,727	55,594,558
Diluted	58,854,063	55,804,448	58,103,502	55,752,597

THE VITA COCO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$24,692	$3,366
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	340	945
(Gain)/loss on disposal of equipment	(1)	—
Bad debt expense	177	157
Unrealized (gain)/loss on derivative instruments	(2,201)	(5,464)
Stock-based compensation	4,264	4,200
Noncash lease expense	561	513
Changes in operating assets and liabilities:
Accounts receivable	(46,605)	(27,167)
Inventory	27,253	4,730
Prepaid expenses, net supplier advances, and other assets	2,769	(5,713)
Accounts payable, accrued expenses, and other liabilities	14,822	(8,939)
Net cash provided by (used in) operating activities	26,071	(33,372)
Cash flows from investing activities:
Cash paid for property and equipment	(487)	(857)
Proceeds from sale of property and equipment	5	—
Net cash used in investing activities	(482)	(857)
Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	2,717	242
Borrowings on credit facility	—	22,000
Repayments of borrowings on credit facility	—	—
Cash received (paid) on notes payable	(12)	(16)
Net cash used in financing activities	2,705	22,226
Effects of exchange rate changes on cash and cash equivalents	371	(276)
Net decrease in cash and cash equivalents	28,665	(12,279)
Cash and cash equivalents at beginning of the period	19,629	28,690
Cash, cash equivalents and restricted cash at end of the period (1)	$48,294	$16,411
1Includes $326 and $0 of restricted cash as of June 30, 2023 and 2022, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
(in thousands)
Net income	$17,987	$1,139	$24,692	$3,366
Depreciation and amortization	175	475	340	945
Interest income	(268)	(3)	(281)	(10)
Interest expense	15	56	30	83
Income tax expense	4,269	555	6,090	1,175
EBITDA	22,178	2,222	30,871	5,559
Stock-based compensation (a)	2,102	1,813	4,264	4,200
Unrealized (gain)/loss on derivative instruments (b)	(988)	3,242	(2,201)	(5,464)
Foreign currency (gain)/loss (b)	(170)	43	(781)	144
Secondary Offering Costs (c)	856	—	856	—
Adjusted EBITDA	$23,978	$7,320	$33,009	$4,439
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other non-recurring expenses related to costs associated with the secondary offering in which Verlinvest Beverages SA sold shares of the Company in an underwritten public offering, which closed on May 26, 2023. The Company did not receive any proceeds from the sale of the shares.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Americas segment
Vita Coco Coconut Water	$95,004	$76,436	$164,142	$135,291
Private Label	24,059	20,547	49,109	43,627
Other	2,200	3,510	4,784	6,186
Subtotal	121,263	100,493	218,035	185,104
International segment
Vita Coco Coconut Water	12,720	11,124	22,278	19,473
Private Label	5,053	2,946	7,719	5,711
Other	609	742	1,372	1,465
Subtotal	18,382	14,812	31,369	26,649
Total net sales	$139,645	$115,305	$249,404	$211,753

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Cost of goods sold
Americas segment	76,155	73,784	143,777	142,099
International segment	12,396	12,232	20,872	21,302
Total cost of goods sold	$88,551	$86,016	$164,649	$163,401
Gross profit
Americas segment	45,109	26,710	74,258	43,006
International segment	5,985	2,579	10,497	5,346
Total gross profit	$51,094	$29,289	$84,755	$48,352
Gross margin
Americas segment	37.2%	26.6%	34.1%	23.2%
International segment	32.6%	17.4%	33.5%	20.1%
Consolidated	36.6%	25.4%	34.0%	22.8%

SUPPLEMENTAL INFORMATION

	VOLUME (CE)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Americas segment
Vita Coco Coconut Water	10,056	8,304	17,277	14,599
Private Label	2,609	2,137	5,269	4,867
Other	210	526	449	892
Subtotal	12,875	10,967	22,995	20,358

International segment*
Vita Coco Coconut Water	1,761	1,625	3,161	2,831
Private Label	647	421	1,041	834
Other	16	13	36	26
Subtotal	2,424	2,059	4,238	3,691
Total volume (CE)	15,299	13,026	27,233	24,049
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE